As filed with the Securities and Exchange Commission on January 23, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Sims Metal Management Limited
(Exact Name of Registrant as Specified in Its Charter)

Victoria, Australia (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)
110 Fifth Avenue, Suite 700
New York, NY 10011
(Address of Principal Executive Offices) (Zip Code)
Long Term Incentive Plan (as amended October 23, 2008)
Employment Agreements with certain U.S. employees
(Full Title of the Plan)
Sims Metal Management Limited
110 Fifth Avenue, Suite 700
New York, New York 10011
Attn: Scott Miller
(212) 604-0710
(Name, address and telephone number of Agent For Service)
Copies to:
Frank M. Moratti
Company Secretary and Legal Counsel
Sims Metal Management Limited
Sir Joseph Banks Corporate Park
Suite 3, Level 2, 32-34 Lord Street
Botany, NSW 2019 Australia
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price per	aggregate offering	registration fee
to be registered(1)	registered(2) (3)	share(4)	price (4)	(4)
Ordinary Shares	1,100,000	$12.45	$13,695,000	$538.22

(1)	American Depositary Shares (“ADSs”), each representing one ordinary share of Sims Metal Management Limited (the “Registrant”), have been registered on a separate Registration Statement on Form F-6 filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2008 (File No. 333-149406).

(2)	In addition to the ordinary shares set forth in the table, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein, as this amount may be adjusted as a result of stock splits, stock dividends or similar transactions and antidilution provisions.

(3)	Consists of 1,037,489 ordinary shares that may be issued pursuant to the Long Term Incentive Plan (as amended October 23, 2008) and 62,511 ordinary shares that may be issued pursuant to employment agreements with certain U.S. employees of the Registrant.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based on the average of the high and low prices per ordinary share on the Australian Securities Exchange on January 19, 2009 and the buying rate for Australian dollars of A$1.00=$0.67, as announced by the Federal Reserve on January 16, 2009 date.

PART I
ITEM 1. PLAN INFORMATION
               The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424 under the Securities Act.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
               The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
               The following documents filed with the SEC by the Registrant are hereby incorporated by reference in this Registration Statement:
(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2008, filed with the Commission on December 10, 2008;

(b)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 2008; and

(c)	the description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A filed with the SEC on March 3, 2008 (File No. 001-33983).
               All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
               Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
               Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
               The Australian Corporations Act of 2001 (Cth) (the “Corporations Act”) generally permits a company to indemnify its directors and officers, with certain limitations. The Corporations Act prohibits a company from indemnifying its directors for liabilities (i) owed to the company or a related body corporate, (ii) for a pecuniary penalty order or a compensation order or (iii) that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

               The Corporations Act prohibits a company from indemnifying its directors and officers for legal costs in specific circumstances, such as when the costs are incurred in defending proceedings in which the person is found to have a liability for which the company could not indemnify the person under the above principle, or in defending or resisting criminal proceedings in which the person is found guilty or in connection with relief proceedings in which the court denies the relief.
               Payments by a company of insurance premiums that cover conduct involving a willful breach of duty or a breach of certain statutory director duties is also prohibited under the Corporations Act.
               The Registrant currently maintains liability insurance for its directors and officers, including insurance against liabilities under the Securities Act, subject to the terms and limitations of the policy.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
               Not applicable.
ITEM 8. EXHIBITS.
               The following exhibits are filed as part of this Registration Statement:

4.1	Constitution of the Registrant (incorporated by reference to Exhibit 3.1 on Form F-4 filed on November 28, 2007).
4.2	Form of Deposit Agreement among the Registrant, The Bank of New York, as the depositary, and all owners and holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-4/A filed on February 8, 2008).
4.3	Top-Up Deed, dated April 2, 2007, by and between the Registrant and Mitsui Raw Materials Development Pty Limited (formerly known as Votraint No. 1652 Pty Limited) (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-4 filed on November 28, 2007).
4.4	Amendment Deed, dated November 27, 2007, by and between the Registrant and Mitsui Raw Materials Development Pty Limited (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form F-4 filed on November 28, 2007).
4.5	Long Term Incentive Plan, as amended October 23, 2008.
5.1	Opinion of Baker & McKenzie.
23.1	Consent of PricewaterhouseCoopers.
23.2	Consent of Baker & McKenzie (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
ITEM 9. UNDERTAKINGS.
     (a) The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
               Pursuant to the requirements of the Securities Act, Sims Metal Management Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 23rd day of January, 2009.

SIMS METAL MANAGEMENT LIMITED
By:	/s/ Daniel W. Dienst
	Name:	Daniel W. Dienst
	Title:	Group Chief Executive Officer

POWER OF ATTORNEY
               KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel W. Dienst, Robert C. Larry and Frank Moratti and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

               Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Paul K. Mazoudier Paul K. Mazoudier	Chairman of the Board	January 23, 2009

/s/ Daniel W. Dienst Daniel W. Dienst	Director, Group Chief Executive Officer (Principal Executive Officer)	January 23, 2009

/s/ Robert C. Larry Robert C. Larry	Group Chief Financial Officer (Principal Financial Officer)	January 23, 2009

/s/ Amit N. Patel Amit N. Patel	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 23, 2009

/s/ Jeremy L. Sutcliffe Jeremy L. Sutcliffe	Executive Director	January 23, 2009

/s/ Norman R. Bobins Norman R. Bobins	Director	January 23, 2009

/s/ Gerald E. Morris Gerald E. Morris	Director	January 23, 2009

/s/ Paul J. Varello Paul J. Varello	Director and Deputy Chairman of the Board	January 23, 2009
AUTHORIZED U.S. REPRESENTATIVE
               Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on January 23, 2009 by the undersigned as the duly authorized representative of Sims Metal Management Limited in the United States.

/s/ Scott Miller
Scott Miller

EXHIBIT INDEX

Exhibit Number	Description
4.1	Constitution of the Registrant (incorporated by reference to Exhibit 3.1 on Form F-4 filed on November 28, 2007).
4.2	Form of Deposit Agreement among the Registrant, The Bank of New York, as the depositary, and all owners and holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-4/A filed on February 8, 2008).
4.3	Top-Up Deed, dated April 2, 2007, by and between the Registrant and Mitsui Raw Materials Development Pty Limited (formerly known as Votraint No. 1652 Pty Limited) (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-4 filed on November 28, 2007).
4.4	Amendment Deed, dated November 27, 2007, by and between the Registrant and Mitsui Raw Materials Development Pty Limited (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form F-4 filed on November 28, 2007).
4.5	Long Term Incentive Plan, as amended October 23, 2008.
5.1	Opinion of Baker & McKenzie.
23.1	Consent of PricewaterhouseCoopers.
23.2	Consent of Baker & McKenzie (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).